Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-269024) of our report, dated March 23, 2023, relating to the consolidated financial statements of TC Bancshares, Inc., which appear in TC Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ WIPFLI LLP

Atlanta, Georgia

March 23, 2023